Exhibit 99.1

Legacy Housing Corporation Reports First Quarter 2021 Financial Results

BEDFORD, Texas, May 10, 2021 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the first quarter ended March 31, 2021.

Financial Highlights:

●	Net revenue for the first quarter of 2021 was $39.9 million. This was a 4.4% or $1.7 million increase from the first quarter of 2020.
●	Interest revenue from our consumer and mobile home park portfolios for the first quarter of 2021 was $6.6 million. This was a 3.3% or $0.2 million increase from the first quarter of 2020.
●	Selling, general and administrative expense in the first quarter of 2021 was $4.8 million. This was a decrease of 14.6% or $0.8 million from the $5.6 million recorded in the first quarter of 2020.
●	Income from operations during the first quarter of 2021 was $10.7 million compared to the $10.6 million recorded in the first quarter of 2020.
●	Net income in the first quarter of 2021 was $9.0 million. Compared to the first quarter of 2020, adjusting for the impact of a one-time settlement realized during the first quarter of 2020, net income increased by $0.8 million. The improvement in net income was the result of a strategy to earn energy efficiency tax credits.
●	Diluted earnings per share for the first quarter of 2021 were $.37. Adjusting for the impact of a one-time settlement realized during the first quarter of 2020, this was an increase 10.1% or $.03 compared to the first quarter of 2020.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “We are very pleased with our first quarter results. We maintained our gross margins in the face of unprecedented commodity and labor inflation and we excelled in controlling SG&A costs. Further, we achieved this while our Texas-based operations were severely impacted by the February weather event which closed our Texas-based operations for a week and disrupted deliveries company wide. Our backlog remains strong and our strategic moves into land development will serve as a tail-wind for years to come.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- Wednesday, May 12 at 10 AM (Central Time)

Senior management will discuss the results of the first quarter of 2021 in a live webcast and conference call on Wednesday, May 12th, 2021 at 10:00 AM Central Time. To register and participate in the webcast, please go to https://edge.media-server.com/mmc/p/3tvy7z83, which will also be accessible via

www.legacyhousingusa.com under the Investors link. In order to dial in, please call in at 866-952-6347 and enter Conference ID 5994583 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fifth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4903
investors@legacyhousingcorp.com

or

Media Inquiries:

Kira Hovancik, (817) 799-4905

pr@legacyhousingcorp.com